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                                                                       EXHIBIT B
                                                                  Conformed Copy


                           SHARE PURCHASE AGREEMENT

                             #  101 KBI - 12/2000

Moscow                                                         December 20, 2000

     This Agreement is entered into by and between Telenor East Invest AS, a company established and existing under the laws of Norway and located at:
Keysers Gate 13, N-0130 Oslo, Norway (hereinafter, the "Seller"), represented by its Attorney-in-Fact Alexei Aleksandrovich Nazartchouk, Open Joint Stock Company "Vimpel-Communications", a company established and existing under the laws of the Russian Federation and located at: 10, bldg. 14 ul. 8 Marta, Moscow 125083, Russian Federation (hereinafter, the "Issuer"), represented by its President and Chief Operating Officer Jo Olaf Lunder, and Open Joint Stock Company "KB Impuls", a company established and existing under the laws of the Russian Federation and located at: 10, bldg. 14 ul. 8 Marta, office 319, Moscow 125083, Russian Federation (hereinafter, the "Buyer"), represented by its General Director D.B. Zimin. For the purposes of this Agreement, the Seller, the Buyer and the Issuer shall be collectively referred to as the "Parties". The Parties hereby agree as follows:

I.   Subject of the Agreement

     1. Pursuant to this Agreement, the Seller shall, subject to the terms and conditions set forth herein, sell to the Buyer, and the Buyer shall purchase from the Seller and pay for, Two Hundred Fifty Thousand (250,000) common registered shares of the Issuer, state registration number of the issuance 1-06-00027-A, par value of 0.5 kopecks per share (hereinafter, the "Shares"). The Shares were purchased by the Seller in accordance with the Primary Agreement dated December 1, 1998 by and between the Seller and the Issuer (hereinafter, the "Primary Agreement"). Pursuant to Section 2.07 of the Primary Agreement, the Shares have been subject to the call option exercisable by the Issuer or its designee in accordance therewith.

     2. The Buyer is the designee of the Issuer as stipulated in the call option notice dated December 20, 2000, provided to the Seller by the Issuer pursuant to Section 2.07 of the Primary Agreement.

II.  Rights and Obligations of the Parties

     1. The Seller will, upon execution of this Agreement, but no later than December 31, 2000, deliver to the Buyer (i) a copy of the application for preliminary exemption from Russian withholding tax that the Seller will submit to the Russian tax authorities, and (ii) the transmittal letter from the submission of the original application bearing the original stamp of the Russian tax authorities to whom the original application was submitted and indicating the date on which those authorities received the original application. If the Seller does not deliver to the Buyer the two documents specified in this paragraph by or on December 31, 2000, then the Seller shall indemnify and hold harmless the Buyer against any penalties, fines or other assessments made against the Buyer arising out of the Seller's
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          failure to deliver such documents, other than fines, penalties, and assessments that the Buyer may offset against the Buyer's other tax liabilities.

     2. The Buyer hereby undertakes within three (3) business days from the date of execution of this Agreement to pay to the Seller's account specified in Article IV hereof the Purchase Price for the Shares (as determined below in Article III).

     3. The Seller hereby undertakes, immediately upon the receipt from KB "Citibank T/O" (OOO) of a confirmation that the Purchase Price has been deposited in full into Telenor's Dollar account at KB "Citibank T/O" (OOO) to deliver to the Buyer a transfer order in the form required by the Issuer's shareholder registrar, duly executed by an authorized representative of the Seller whose signature is on record with the Issuer's shareholder registrar or by a person duly authorized by such representative, in order to effectuate the re-registration of the Shares in the Issuer's shareholder register in the Buyer's name. All expenses arising in connection with such re-registration of the Shares in the Issuer's shareholder register shall be borne by the Buyer.

     4. The Parties will, within 2 (two) business days from the moment of re-registration of the Shares in the Issuer's shareholder register in the Buyer's name (as set forth in Article V), sign the Act of Delivery and Acceptance in the form attached hereto.

III. Price

     1.   The purchase price of the Shares shall be US$19.97 per each share.

     2. The total purchase price of the Shares shall be US$4,992,500.00 (Four million nine hundred ninety-two thousand five hundred U.S. Dollars) (hereinafter, the "Purchase Price").

IV.  Payments

     1. All payments under this Agreement shall be in Rubles, provided, however, that the amount in Rubles to be paid by the Buyer to the Seller's account indicated below shall be equal to the amount which, upon conversion of Rubles into US Dollars at the Ruble/US Dollar exchange rate established by KB "Citibank T/O" (OOO) as of the date of payment, transfer of the US Dollars to the Seller's US Dollar account at KB "Citibank T/O" (OOO) and payment of all the conversion, transfer and other related bank fees by the Buyer and the Seller, will constitute the Purchase Price as indicated in item 2 of Article III of this Agreement. For avoidance of doubt, any fees, costs or expenses incurred by any Party for the conversion of Rubles into US Dollars, bank transfer fees and other bank fees related to the payment of the Purchase Price shall be borne by the Buyer.

     2. All payments under this Agreement shall be made by wire transfer in immediately available funds to the following account of the Seller:

          Bank:  CITIBANK T/O
                 Ul. Gasheka, 8-10
                 Moscow 125047, Russia
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          Investment Account No.:
                    40805810500500804017

          Beneficiary: Telenor East Invest AS

          BIK:   044525202

V.   Transfer of Title

     Title to the Shares shall be transferred to the Buyer as of the moment of re-registration of the Shares in the Issuer's shareholder register in the Buyer's name.

VI.  Applicable Legislation

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts executed and performed in such jurisdiction, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

VII. Arbitration

     1. Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules in force (hereinafter, the "UNCITRAL Rules"), in accordance with the following terms and conditions:

          1.1 In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

          1.2 Any Party to this Agreement may refer a matter to arbitration by written notice to the other Parties.

          1.3  The place of the arbitration shall be Stockholm, Sweden.

          1.4 The Seller shall appoint one arbitrator and the Buyer shall appoint one arbitrator, and the two arbitrators so appointed shall appoint the third arbitrator, in accordance with the UNCITRAL Rules. In the event of inability to agree on a third arbitrator, the appointing authority shall be the Arbitration Institute of the Stockholm Chamber of Commerce.

          1.5 The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

          1.6 The decision of the arbitrators shall be by majority vote and shall be in writing.
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          1.7  The decision of the arbitrators shall be final and binding on the parties to this Agreement, save in the event of fraud, manifest mistake or failure by the arbitrators to disclose any conflict of interest.

          1.8 The decision of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any jurisdiction.

VIII.  Counterparts

       This Agreement shall be signed in five originals in English and Russian. The Parties hereby agree that in case of any difference between the English and Russian texts, the English text will prevail.

IX.    Term

       This Agreement shall become effective on the date of its execution by the Parties and shall remain in force until the Parties fulfil their respective obligations.

X.     Notices; Addresses of the Parties

       All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement will be in writing. Such claims, consents, designations, notices, waivers, and other communications will be considered received (i) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal or (ii) on the third business day after delivery to a courier if transmitted by an internationally recognized overnight courier; in each case when transmitted or sent to a party at its address or location set forth below (or to such other address to which such party has notified the parties in accordance with this Article X to send such claims, consents, designations, notices, waivers, and other communications):

       Buyer:
       Open Joint Stock Company "KB Impuls"
       10, bldg. 14 ul. 8 Marta, office 319,
       Moscow 125083, Russian Federation

       Tel./fax: (7-095) 212-2225
       Attn.: D.B. Zimin,
       General Director


       Seller:
       Telenor East Invest AS
       Keysers Gate 13,
       N-0130 Oslo, Norway

       Fax: (7-095) 755-3682
       Attn: Henrik Torgersen,
       Attorney-in-Fact

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     Issuer:
     Open Joint Stock Company
     "Vimpel-Communications"
     10, bldg. 14 ul. 8 Marta
     Moscow 125083, Russian Federation

     Tel./fax: (7-095) 212-2225
     Attn.: Jo Lunder,
     President and Chief Operating Officer

XI.  Termination; Call Option

     In the event Buyer does not pay the Purchase Price in accordance with the terms hereof prior to December 31, 2000, this Agreement shall automatically terminate, and the Issuer and the Seller agree that the Call Option (as defined in Section 2.07 of the Primary Agreement) shall remain in full force and effect. The Issuer and the Seller agree that upon the re-registration of the Shares in the Issuer's shareholder register in the Buyer's name, (i) Section 2.07 of the Primary Agreement and Section 3 of the Notice of Mandatory Exercise of Option Requirement and Waiver among the Issuer, the Seller and certain other parties dated as of July 25, 2000 shall terminate, and (ii) the Call Option (as defined in Section 2.07 of the Primary Agreement) shall cease to exist.

                           [Signature pages follow]
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     In witness whereof, this Agreement was duly executed and delivered to each
Party hereto on December 20, 2000.


                              TELENOR EAST INVEST AS


                              Signature: /s/ Alexei Aleksandrovich Nazartchouk
                                         -------------------------------------
                                         Alexei Aleksandrovich Nazartchouk
                                         Attorney-in-Fact



                              OPEN JOINT STOCK COMPANY "KB IMPULS"


                              Signature: /s/ D.B. Zimin
                                         --------------
                                         D.B. Zimin
                                         General Director


                              Signature: /s/ A. Y. Vlasov
                                         ----------------
                                         A. Y. Vlasov
                                         Chief Accountant



                              OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"


                              Signature: /s/ Jo Olaf Lunder
                                         ------------------
                                         Jo Olaf Lunder
                                         President and Chief Operating Officer


                              Signature: /s/ V.M. Bychenkov
                                         ------------------
                                         V.M. Bychenkov
                                         Chief Accountant